Exhibit 99

McGraw-Hill to Divest Broadcasting Business as Part of Portfolio Review

NEW YORK, June 14, 2011 — The McGraw-Hill Companies (NYSE: MHP) today announced it has retained Morgan Stanley & Co. LLC to pursue the divestiture of its Broadcasting Group. The television stations in the Group are in desirable markets and should be attractive to strategic and financial buyers with a focus on media.

The planned divestiture is part of a continuing portfolio review that McGraw-Hill is undertaking across the enterprise to reevaluate its strategic core and ensure it is appropriately allocating capital to generate shareholder value. The Company is also evaluating G&A costs across the corporation to ensure it continues to support its businesses efficiently.

“McGraw-Hill has successfully evolved its business mix over the years and is committed to driving superior shareholder value by focusing on high-growth global brands and businesses,” said Harold McGraw III, Chairman, President and Chief Executive Officer.

The Broadcasting Group had revenues of almost $100 million in 2010, up 18% over the prior year. It includes ABC affiliates in Denver, Colorado (KMGH-TV), San Diego, California (KGTV), Bakersfield, California (KERO-TV), Indianapolis, Indiana (WRTV) and Azteca America affiliates in Denver, Fort Collins, Colorado Springs, San Diego and Bakersfield.

About The McGraw-Hill Companies: Founded in 1888, The McGraw-Hill Companies is a leading global financial information and education company that helps professionals and students succeed in the Knowledge Economy. With leading brands including Standard & Poor’s, McGraw-Hill Education, Platts energy information services and J.D. Power and Associates, the Corporation has approximately 21,000 employees with more than 280 offices in 40 countries. Sales in 2010 were $6.2 billion. Additional information is available at http://www.mcgraw-hill.com.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, liquidity, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy and in advertising; the level of expenditures and state new adoptions and open territory sales in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing.

Contacts:

Investor Relations: Donald S. Rubin Senior Vice President, Investor Relations (212) 512-4321 (office) donald_rubin@mcgraw-hill.com

News Media: Patti Röckenwagner, Senior Vice President, Marketing and Communications (212) 512-3533 (office) patti_rockenwagner@mcgraw-hill.com